Exhibit 3.1

AMENDED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES C CONVERTIBLE PREFERRED STOCK

OF

ISPECIMEN INC.

pursuant to section 151(g) of the

delaware General Corporation law

RECITALS

WHEREAS, iSpecimen Inc., a Delaware corporation (the “Corporation”), previously filed on December 30, 2025 a Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (the “Certificate of Designation”);

WHEREAS, pursuant to Section 23 of the Certificate of Designation, the Corporation and the holders of more than 50.1% of the outstanding shares of the Series C Convertible Preferred Stock have duly approved the amendment set forth herein; and

WHEREAS, the Corporation deems it advisable and in the best interests of the Corporation and its stockholders to amend the Certificate of Designation solely to amend Section 7 thereof, and no other provision of the Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation is hereby amended as follows:

Section 7 of the Certificate of Designation is hereby deleted in its entirety and replaced with the following:

7. Adjustment of Conversion Price and Floor Price upon Subdivision or Combination of Common Stock. If the Corporation at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, or effects a reverse stock split, combination of shares, or other similar transaction that results in a decrease in the number of outstanding shares of Common Stock, then, in each such case, the Conversion Price and the Floor Price in effect immediately prior to such event shall be proportionately adjusted to reflect such subdivision, reverse stock split, combination or similar transaction. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such event (or, if a record date is applicable, immediately after such record date). If any event requiring an adjustment under this Section 7 occurs during the period in which a Conversion Price or Floor Price is being calculated, then such calculation shall be adjusted appropriately to reflect such event.

RATIFICATION

Except as expressly amended hereby, all terms, conditions, rights, powers, preferences and privileges of the Series C Convertible Preferred Stock set forth in the Certificate of Designation shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designation of Series C Convertible Preferred Stock of iSpecimen Inc. to be signed by its Chief Executive Officer on this 15th day of January, 2026.

ISPECIMEN INC.

By:	/s/ Katharyn Field
Name:	Katharyn Field
Title:	Chief Executive Officer